Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE	USA Compression Partners, LP
100 Congress Avenue, Suite 450
Austin, Texas 78701
www.usacpartners.com

USA Compression Partners, LP Reports Third Quarter 2013 Results,

Achieves Record Revenues, Adjusted EBITDA and Adjusted Distributable Cash Flow

AUSTIN, Texas, November 7, 2013 — USA Compression Partners, LP (NYSE: USAC) (“USA Compression” or the “Partnership”), announced today its financial and operating results for the third quarter of 2013.

Third Quarter 2013 Summary Results

•                  Record levels of revenue, up 23.7% over third quarter 2012

•                  Record levels of Adjusted EBITDA, up 19.0% over third quarter 2012

•                  Record levels of Adjusted distributable cash flow, up 29.7% over third quarter 2012

•                  Gross operating margin as a percentage of revenue improved to 68.9% from 68.5% in third quarter 2012

•                  Quarterly cash distribution of $0.46 per common unit, an increase of 4.5% over the second quarter 2013 and 8.2% over the minimum quarterly distribution

•                  Increased size of fleet horsepower by 30.7% over third quarter 2012

•                  Completed the $182 million acquisition of assets from S&R Compression, LLC (“S&R”)

	Three Months Ended
	September 30,	June 30,	September 30,
	2013	2013	2012
Operational Data
Fleet Horsepower at period end	1,162,353	968,178	889,099
Revenue Generating Horsepower at period end	1,035,664	836,427	786,750
Average Revenue Generating Horsepower	919,202	829,684	788,668
Revenue Generating Compression Units at period end	2,053	1,001	964
Horsepower Utilization at period end(1)	94.5%	94.0%	93.4%
Average Horsepower Utilization for the period(1)	94.3%	94.1%	93.9%

Financial Data
Revenue	$38,362	$33,310	$31,021
Average Revenue Per Horsepower Per Month	$14.13	$13.55	$13.33
Gross Operating Margin	$26,440	$23,179	$21,237
Gross Operating Margin Percentage	68.9%	69.6%	68.5%
Adjusted EBITDA	$20,151	$18,122	$16,933
Adjusted EBITDA Margin Percentage	52.5%	54.4%	54.6%
Adjusted Distributable Cash Flow	$13,658	$11,867	$10,533
Earnings per Common Unit	$0.05	$0.08	$—

(1)                Horsepower utilization is calculated as (i)(a) revenue generating horsepower plus (b) horsepower in the Partnership’s fleet that is under contract, but is not yet generating revenue plus (c) horsepower not yet in the Partnership’s fleet that is under contract not yet generating revenue and that is subject to a purchase order, divided by (ii) total available horsepower less idle horsepower that is under repair. Horsepower utilization based on revenue generating horsepower and fleet horsepower at each applicable period end was 89.1%, 86.4% and 88.5% for the quarters ended September 30, 2013, June 30, 2013 and September 30, 2012, respectively. Average horsepower utilization was 87.8%, 86.3% and 89.4% for the quarters ended September 30, 2013, June 30, 2013 and September 30, 2012, respectively.

Third Quarter 2013 Financial and Operating Performance

Revenue in the third quarter of 2013 rose 23.7% to $38.4 million as compared to $31.0 million for the same period in 2012.  This was primarily the result of a 24.8% increase in contract operations revenue (excluding retail parts and services) to $37.9 million, compared to $30.4 million in the third quarter of 2012. Adjusted EBITDA rose 19.0% to $20.2 million as compared to $16.9 million for the third quarter of 2012.  Adjusted distributable cash flow increased 29.7% to $13.7 million, compared to $10.5 million in the third quarter last year.  Net income was $1.7 million, or $0.05 per common and subordinated unit, compared with net income of $1.3 million for the third quarter of 2012.

“We are very pleased to report another quarter of record revenue, Adjusted EBITDA and Adjusted distributable cash flow for the third quarter of 2013,” said Eric D. Long, USA Compression President and Chief Executive Officer.  “We’re continuing to see solid demand for our compression services, and we continue to improve our gross operating margins and our overall financial performance. We are also making excellent progress on the integration of the assets acquired from S&R on August 30, 2013 (the “S&R Acquisition”).

“We have customer contracts for 97% of the new compression units that were delivered primarily during the first three quarters of this year, comprised of 95,000 horsepower. In our base midstream business, we have ordered approximately 107,000 horsepower of new compression units for delivery in December 2013 through May 2014 and are evaluating additional orders of new compression units for the second half of 2014,” he said. “In addition, during the fourth quarter of 2013, we plan to take delivery of approximately 18,000 horsepower of gas lift compression units, which are used in crude oil production, and expect to take delivery of approximately 50,000 horsepower of gas lift compression units in 2014.”

Average revenue generating horsepower increased 16.6% to 919,202 for the third quarter of 2013, primarily due to growth in our core midstream compression business along with the S&R Acquisition, as compared to 788,668 for the third quarter of 2012.  Average revenue per revenue generating horsepower per month increased 6.0% to $14.13 for the third quarter of 2013, as compared to $13.33 for the third quarter of 2012.

Gross operating margin increased 24.5% to $26.4 million for the third quarter of 2013 as compared to $21.2 million for the third quarter of 2012. Gross operating margin as a percentage of total revenues increased only slightly to 68.9% for the third quarter of 2013 from 68.5% in the third quarter of 2012, primarily due to improved margins from our core midstream compression units, partially offset by one month’s contribution from the S&R assets, which consist of gas lift compression assets that have lower gross operating margin percentages.

Expansion capital expenditures (used primarily to purchase new compression units) were $52.2 million for the third quarter of 2013, excluding the acquisition purchase price of the S&R compression units, while maintenance capital expenditures totaled $3.9 million, and cash interest expense was $2.6 million. The Partnership issued $182 million of USAC common units to an affiliate of George B. Kaiser (and certain other accredited investors) as consideration for the assets included in the S&R Acquisition.

On October 24, 2013, the Partnership announced a cash distribution of $0.46 per unit on its common and subordinated units. This third quarter distribution corresponds to an annualized distribution rate of $1.84 per unit. The distribution will be paid on November 14 to unitholders of record as of the close of business on November 4. USA Compression Holdings, LLC, the owner of 50.4% of the Partnership’s outstanding limited partnership units, and Argonaut Private Equity and certain other related unitholders, the owners of 19.2% of the Partnership’s outstanding limited partnership units, have elected to reinvest all of this distribution with respect to their units pursuant to the Partnership’s Distribution Reinvestment Plan. Adjusted distributable cash flow coverage for the third quarter of 2013 was 0.90x, calculated to account for the fact that the USAC common units issued in connection with the S&R Acquisition were outstanding for only one month during the quarter ended September 30, 2013.

Liquidity and Credit Facility

The Partnership maintains a $600.0 million revolving credit facility with a syndicate of banks that matures in October 2015. As of September 30, 2013, the outstanding balance under the revolving credit facility was approximately $390.3 million, compared to $353.0 million as of June 30, 2013.

In addition, on September 27, 2013, the registration statement on Form S-1 (as amended to incorporate by reference the Partnership’s Form 10-Q for the six months ended June 30, 2013) relating to the Partnership’s Distribution Reinvestment Plan was declared effective by the Securities and Exchange Commission.

Full Year 2013 Outlook

USA Compression is confirming its previously issued guidance for full year 2013, which takes into account four months of operations relating to the S&R Acquisition:

•                  Adjusted EBITDA range of $82.0 million to $86.0 million

•                  Adjusted distributable cash flow range of $56.6 million to $60.6 million

We currently expect to trend to the low end of this guidance range for 2013. We expect year-end debt-to-Adjusted EBITDA leverage ratio to be approximately 4.5x, which reflects a full year 2013 Adjusted EBITDA, including the pro forma effect of the S&R acquisition.

Conference Call

USA Compression Partners, LP will host a conference call on November 7, beginning at 9:00 a.m. Central Time, to discuss its third quarter 2013 financial and operating performance.  The call will be broadcast live over the internet. Investors may participate either by phone or audio webcast.

By Phone:                                       Dial 877-941-1465 inside the U.S. and Canada at least 10 minutes before the call and ask for the USA Compression Partners Earnings Call.  Investors outside the U.S. and Canada should dial 480-629-9868.  The passcode for both is 4646166.

A replay of the call will be available through November 14, 2013.   Callers inside the U.S. and Canada may access the replay by dialing 800-406-7325.  Investors outside the U.S. and Canada should dial 303-590-3030.  The passcode for both is 4646166.

By Webcast:                          Connect to the webcast via the “Events” page of USA Compression’s Investor Relations website at http://investors.usacpartners.com.  Please log in at least 10 minutes in advance to register and download any necessary software.  A replay will be available shortly after the call.

About USA Compression Partners, LP

USA Compression Partners, LP is a growth-oriented Delaware limited partnership that is one of the nation’s largest independent providers of compression services in terms of total compression unit horsepower. The company partners with a broad customer base composed of producers, processors, gatherers and transporters of natural gas and crude oil.  USA Compression focuses on providing compression services to infrastructure applications primarily in high volume gathering systems, processing facilities and transportation applications.  More information is available at www.usacpartners.com.

Non-GAAP Financial Measures

This news release includes the non-GAAP financial measures of Adjusted EBITDA, gross operating margin and distributable cash flow.

The Partnership’s management views Adjusted EBITDA as one of its primary financial measures that management uses in evaluating the results of the Partnership’s business, and the Partnership tracks this item on a monthly basis both as an absolute amount and as a percentage of revenue compared to the prior month, year-to-date and prior year and to budget. Adjusted EBITDA is defined as net income before interest expense, income taxes, depreciation expense, impairment of compression equipment, unit-based compensation expense, restructuring charges, management fees and transaction fees related to the S&R Acquisition. Adjusted EBITDA is used as a supplemental financial measure by the Partnership’s management and external users of its financial statements, such as investors and commercial banks, to assess:

•                                          the financial performance of the Partnership’s assets without regard to the impact of financing methods, capital structure or historical cost basis of the Partnership’s assets;

•                                          the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;

•                                          the ability of the Partnership’s assets to generate cash sufficient to make debt payments and to make distributions; and

•                                          the Partnership’s operating performance as compared to those of other companies in its industry without regard to the impact of financing methods and capital structure.

The Partnership believes that Adjusted EBITDA provides useful information to investors because, when viewed with GAAP results and the accompanying reconciliations, it provides a more complete understanding of the Partnership’s performance than GAAP results alone. The Partnership also believes that external users of its financial statements benefit from having access to the same financial measures that management uses in evaluating the results of the Partnership’s business.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as measures of operating performance and liquidity. Moreover, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

Gross operating margin, a non-GAAP financial measure, is defined as revenue less cost of operations, exclusive of depreciation and amortization expense. The Partnership’s management believes that gross operating margin is useful as a supplemental measure of the Partnership’s operating profitability. Gross operating margin is impacted primarily by the pricing trends for service operations and cost of operations, including labor rates for service technicians, volume and per unit costs for lubricant oils, quantity and pricing of routine preventative maintenance to compression units and property tax rates on compression units. Gross operating margin should not be considered an alternative to, or more meaningful than, operating income or any other measure of financial performance presented in accordance with GAAP. Moreover, gross operating margin as presented may not be comparable to similarly titled measures of other companies. Because the Partnership capitalizes assets, depreciation and amortization of equipment is a necessary element of its costs. To compensate for the limitations of gross operating margin as a measure of the Partnership’s performance, the Partnership’s management believes that it is important to consider operating income determined under GAAP, as well as gross operating margin, to evaluate the Partnership’s operating profitability.

Distributable cash flow, a non-GAAP measure, is defined as net income (loss) plus non-cash interest expense, depreciation and amortization expense, impairment of compression equipment charges and non-cash SG&A costs, less maintenance capital expenditures. Adjusted distributable cash flow is distributable cash flow plus certain one-time transaction fees relating to the S&R Acquisition. The Partnership’s management believes distributable cash flow and adjusted distributable cash flow are important measures of operating performance because such measures allow management, investors and others to compare basic cash flows the Partnership generates (prior to the establishment of any retained cash reserves by the Partnership’s general partner and the effect of the Partnership’s Distribution Reinvestment Plan) to the cash distributions the Partnership expects to pay its unitholders. See “Reconciliation of Non-GAAP Financial Measures” for Adjusted EBITDA reconciled to net income and net cash provided by operating activities, and net income reconciled to distributable cash flow and adjusted distributable cash flow.

Forward-Looking Statements

Some of the information in this news release may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “continue,” or other similar words, and include the Partnership’s expectation of future performance contained herein. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward-looking statements can be affected by assumptions used or by known risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this news release. The risk factors and other factors noted throughout this news release could cause actual results to differ materially from those contained in any forward-looking statement. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this news release. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include:

•                                          changes in general economic conditions;

•                                          competitive conditions in the industry;

•                                          changes in the long-term supply of and demand for natural gas and crude oil;

•                                          our ability to realize the anticipated benefits of the S&R Acquisition and to integrate the acquired assets with our existing fleet;

•                                          actions taken by the Partnership’s customers, competitors and third party operators;

•                                          changes in the availability and cost of capital;

•                                          operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond the Partnership’s control;

•                                          the effects of existing and future laws and governmental regulations;

•                                          the effects of future litigation; and

•                                          other factors discussed in the Partnership’s filings with the Securities and Exchange Commission.

All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Unless legally required, the Partnership undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

Investor Contacts:

USA Compression Partners, LP

Joseph “Jody” C. Tusa, Jr.

Chief Financial Officer

512-473-2662

jtusa@usacompression.com

Dennard-Lascar Associates

Jack Lascar

713-529-6600

jlascar@dennardlascar.com

Anne Pearson

210-408-6321

apearson@dennardlascar.com

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands — Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2013	2013	2012

Revenues:
Contract operations	$37,925	$33,144	$30,379
Parts and service	437	166	642
Total revenues	38,362	33,310	31,021
Cost of operations, exclusive of depreciation and amortization	11,922	10,131	9,784
Gross operating margin	26,440	23,179	21,237
Other operating and administrative costs and expenses:
Selling, general and administrative	8,313	5,548	4,509
Depreciation and amortization	13,377	12,173	10,929
Loss (Gain) on sale of assets	(52)	130	53
Total other operating and administrative costs and expenses	21,638	17,851	15,491
Operating income	4,802	5,328	5,746
Other Income (Expense)
Interest expense	(3,029)	(2,871)	(4,389)
Other	2	2	8
Total other expense	(3,027)	(2,869)	(4,381)
Net income before income tax expense	1,775	2,459	1,365
Income tax expense	63	58	48
Net Income	$1,712	$2,401	$1,317

Less:
Earnings allocated to general partner prior to initial public offering on January 18, 2013	$—	$—	$13
Earnings available for limited partners prior to initial public offering on January 18, 2013	$—	$—	$1,304
Net income subsequent to initial public offering on January 18, 2013	$1,712	$2,401	$—

Net Income subsequent to initial public offering allocated to:
General partner’s interest in net income	$34	$48	$—
Common units interest in net income	$941	$1,227	$—
Subordinated units interest in net income	$737	$1,126	$—

Weighted average common units outstanding:
Basic	17,947,198	15,196,880	—
Diluted	17,988,650	15,241,866	—

Weighted average subordinated units outstanding:
Basic and diluted	14,048,588	14,048,588	—

Net income per common unit:
Basic	$0.05	$0.08	$—
Diluted	$0.05	$0.08	$—

Net income per subordinated unit:
Basic and diluted	$0.05	$0.08	$—

Distributions declared and paid per limited partner unit in respective periods	$0.440	$0.348	$—

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

ADJUSTED EBITDA TO NET INCOME AND NET CASH PROVIDED BY OPERATING ACTIVITIES

(In thousands — Unaudited)

The following table reconciles Adjusted EBITDA to net income and net cash provided by operating activities, its most directly comparable GAAP financial measures, for each of the periods presented:

	Three Months Ended
	September 30,	June 30,	September 30,
	2013	2013	2012
Net income	$1,712	$2,401	$1,317
Interest expense	3,029	2,871	4,389
Depreciation and amortization	13,377	12,173	10,929
Income taxes	63	58	48
Share based compensation expense	337	489	—
Riverstone management fee(1)	—	—	250
Transaction expenses for S&R Acquisition (2)	1,481	—	—
Other	152	130	—
Adjusted EBITDA	$20,151	$18,122	$16,933
Interest expense	(3,029)	(2,871)	(4,389)
Income tax expense	(63)	(58)	(48)
Share based compensation expense	(337)	(489)	—
Riverstone management fee	—	—	(250)
S&R transaction expenses	(1,481)	—	—
Other	605	959	(51)
Changes in operating assets and liabilities:
Accounts receivable	(3,347)	(471)	(1,154)
Inventory	(1,468)	(634)	(725)
Prepaids	(154)	465	366
Other non-current assets	—	(4)	(215)
Accounts payable	(4,489)	285	(963)
Accrued liabilities and deferred revenue	9,781	845	2,849
Net cash provided by operating activities	$16,169	$16,149	$12,353

(1)         Represents management fees paid to Riverstone for services performed during 2013 and 2012. As these fees are not paid by the Partnership as a public company, the Partnership believes it is useful to investors to view its results excluding these fees.

(2)         Represents transaction expenses for the S&R Acquisition during the third quarter. As these fees are not recurring, the Partnership believes it is useful to investors to view its results excluding these fees.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

NET INCOME TO DISTRIBUTABLE CASH FLOW

(In thousands — Unaudited)

The following table reconciles distributable cash flow to net income, its most directly comparable GAAP financial measure, for each of the periods presented:

	Three Months Ended
	September 30,	June 30,	September 30,
	2013	2013	2012
Net income	$1,712	$2,401	$1,317
Plus: Non-cash interest expense	472	471	612
Plus: Depreciation and amortization	13,377	12,173	10,929
Plus: Share-based compensation	337	489	—
Less: Maintenance capital expenditures(1)	3,873	3,667	2,325

Distributable cash flow	$12,025	$11,867	$10,533

Transaction expenses for S&R Acquisition and other (2)	1,633	—	—
Adjusted distributable cash flow	$13,658	$11,867	$10,533

Distributions for coverage ratio	$17,079	$12,929	$—

Coverage ratio	0.69	0.90	—

Adjusted distributions for coverage ratio (3)	$14,851	$—	$—

Adjusted coverage ratio	0.90	—	—

(1)         Reflects actual maintenance capital expenditures for the period presented. Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets, to maintain the operating capacity of the Partnership’s assets and extend their useful lives, or other capital expenditures that are incurred in maintaining the Partnership’s existing business and related cash flow.

(2)         Reflects $1.5 million of transaction expenses for the S&R Acquisitions and $0.1 million of nonrecurring expenses.

(3)         Represents for the three months ended period cash distributions declared for common and subordinated units outstanding, as determined on the record date for the quarter. Adjusted distributions for coverage ratio calculates S&R common units for one month outstanding during the quarter ended September 30, 2013. Distributions with respect to the common units and subordinated units owned by USA Compression Holdings, LLC and S&R outstanding on the record date for each quarter will be reinvested into newly issued common units under the Partnership’s Distribution Reinvestment Plan.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

Full Year 2013 Adjusted EBITDA Guidance Range

Reconciliation to Distributable Cash Flow

(In millions — Unaudited)

Guidance
Adjusted EBITDA	$82.0 to 86.0
Less: Cash interest expense	10.7
Less: Income tax provision	0.2
Less: Maintenance capital expenditures	14.5
Adjusted distributable cash flow	$56.6 to 60.6
Less: Transaction expenses	1.5
Distributable cash flow	$55.1 to 59.1